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                                                                    EXHIBIT 99

NEWS RELEASE

                            [WORTHINGTON LETTER HEAD]



FOR IMMEDIATE RELEASE

                   JOHN CHRISTIE NAMED CHIEF FINANCIAL OFFICER
                    Christie will serve as President and CFO

COLUMBUS, OHIO, JANUARY 22, 2004 - Worthington Industries Inc. (NYSE:WOR) announced today the appointment of company President, John S. Christie, as Chief Financial Officer.

Christie, 54, has served as President and Chief Operating Officer of Worthington Industries since June 1999. He will retain the President's title as he moves from COO to CFO.

"John has demonstrated his strong financial and leadership skills in his oversight of this function over the past four months," John P. McConnell, Chairman and CEO said. "In his experience as COO, Mr. Christie gained a deep understanding of our operations and that will serve us well in his new area of responsibility. Along with Worthington's excellent finance team, he brings solid financial discipline to all areas of the company. Mr.
Christie will continue to provide us with great perspective and leadership."

McConnell also announced that the four presidents of the company's business units will now be reporting directly to him. "I look forward to working closely with the presidents," McConnell said. "We have a strong team in place and we are well positioned to grow our business."

Christie brings more than 25 years of financial experience to his new position. After earning his bachelor's degree in business administration from Miami University of Ohio and his MBA from Emory University in Atlanta, he began his career in banking as a financial analyst and as a national commercial loan officer at The First National Bank of Atlanta, now Wachovia Bank. He helped establish banks in Cincinnati and Columbus, Ohio, for the then Cleveland Trust Company. Before coming to Worthington, Christie most recently was president of JMAC, Inc., a multi-million dollar, diversified investment company. He was also senior vice president, corporate development, for Battelle, a leading global research institution.

                                     -more-

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WORTHINGTON INDUSTRIES, INC.
JANUARY 22, 2004
2-2-2


Worthington Industries is a leading diversified metal processing company with annual sales of approximately $2 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as automotive past model stampings, pressure cylinders, metal framing, metal ceiling grid systems and laser welded blanks. The company employs 8,000 people and operates 63 facilities in 10 countries.

FOUNDED IN 1955, THE COMPANY OPERATES UNDER A LONG-STANDING CORPORATE PHILOSOPHY ROOTED IN THE GOLDEN RULE, WITH EARNING MONEY FOR ITS SHAREHOLDERS AS THE FIRST CORPORATE GOAL. THIS PHILOSOPHY, AN UNWAVERING COMMITMENT TO THE CUSTOMER, AND ONE OF THE STRONGEST EMPLOYEE/EMPLOYER PARTNERSHIPS IN AMERICAN INDUSTRY SERVE AS THE COMPANY'S FOUNDATION.

                              SAFE HARBOR STATEMENT

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.


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